                                                                    Exhibit 10.3



                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT (the "Agreement") is effective as of April 1, 2002, by and between and among:

               COMMERCE NATIONAL BANK ("CNB"), a National Association, with its principal place of business at 100 E. Wilson Bridge Road, Worthington, Ohio 43085;

               CNBC BANCORP ("CNBC"), an Ohio corporation, with its principal place of business at 100 E. Wilson Bridge Road, Worthington, Ohio 43085; and

               MARK SBROCHI ("Sbrochi"), residing at 3365 Anchorage Lane, Hilliard, OH 43026.

         WHEREAS, CNB and CNBC (collectively the "Bank" unless the context indicates one entity or the other) are engaged in the financial services business; and

         WHEREAS, the Bank wishes to retain the services, knowledge, and abilities of Sbrochi as the Chief Credit Officer of CNB, and the Bank also desires to prevent any other competitive business from securing Sbrochi's services and utilizing his experience, background and expertise; and

         WHEREAS, Sbrochi has been employed by CNB beginning on January 2, 2001 ("Original Hire Date"); and

         WHEREAS, Sbrochi is willing to continue in the employ of the Bank and agrees to be bound by the terms and conditions of this Agreement as hereinafter set forth; and

         WHEREAS, the Board of Directors of CNB and CNBC (the "Boards") have determined that it is in the best interests of CNB, CNBC, and their shareholders to continue to employ Sbrochi as Chief Credit Officer and that CNB and CNBC should be bound by the terms and conditions of this Agreement, and Sbrochi desires to serve in that capacity.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1.       CONTRACT PERIOD.

                  The Bank shall continue to employ Sbrochi, and Sbrochi shall serve the Bank, on the terms and conditions set forth in this Agreement, for the period commencing on the date of this Agreement and ending on March 31, 2007 (the "Contract Period"). However, the Contract Period may be extended beyond March 31, 2007, by mutual agreement of Sbrochi and the Bank, in which event the Contract Period shall end on such date as agreed.

         2.       POSITION AND DUTIES.

                  (a) During the Contract Period, Sbrochi shall be the Chief Credit Officer of CNB with such duties and responsibilities as are assigned to him by the Chief Executive Officer consistent with his position. Sbrochi shall, from time to time, and with the consent of the Chief Executive Officer, be entitled to delegate with appropriate supervision the performance of some of his duties and responsibilities to other management personnel of the Bank.

                  (b) During the Contract Period, and excluding any periods of vacation and sick leave to which he is entitled, Sbrochi shall devote his full attention and time during normal business hours to the business and affairs of the Bank, shall perform his services wherever the Boards may from time to time designate, and to the extent necessary to discharge the responsibilities assigned to him under this Agreement use his reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for

         Sbrochi to serve on corporate, civic or charitable boards or committees, so long as such activities do not compete with and are not provided to or for any entity that competes with or intends to compete with the Bank and do not interfere with the performance of his responsibilities as the Chief Credit Officer of CNB in accordance with this Agreement.

         3.       COMPENSATION AND BENEFITS.

                  (a) BASE SALARY. During the Contract Period and for the remainder of the current calendar year which expires on December 31, 2002, Sbrochi shall receive an annual base salary ("Annual Base Salary") of One Hundred Fifteen Thousand and Five Hundred Dollars ($115,500), payable in equal installments at intervals not less frequent than monthly. For the calendar year commencing January 1, 2003, and for each subsequent calendar year prior to the expiration of the Contract Period, Sbrochi shall receive an increase in his then Annual Base Salary in an amount which shall be determined by the Chief Executive Officer, but in no event shall the percentage increase be less than fifty percent (50%) of the percentage increase in the diluted earnings per common share of CNBC (the "EPS") during the immediately preceding year over the prior year. In no event shall the Annual Base Salary then currently being paid be decreased. In calculating the application of the fifty percent (50%) provision where there is an increase in the EPS for a year following a year in which there has been a decrease in the EPS, the minimum percentage increase in the Annual Base Salary shall be fifty percent (50%) of the sum of the percentage decrease in EPS of the earlier year and the percentage increase in EPS for the later year. Exhibit A attached hereto contains example calculations that illustrate the provisions of this Subparagraph (a).

                  (b) SUPPLEMENTAL RETIREMENT BENEFIT. Sbrochi currently has in place a Deferred Compensation Agreement dated October 8, 2001 by and between himself and the Bank, a copy of which is attached as Exhibit B.

                  (c) OTHER BENEFITS. During the Contract Period:

                           (i) Sbrochi and/or Sbrochi's family, as the case may
                  be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Bank (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance and accidental death insurance plans and programs) to the same extent as the other executive officers of the Bank. The benefits currently being provided to Sbrochi are set forth on Exhibit C attached hereto; and

                           (ii) Sbrochi shall be entitled to participate in all
                  incentive, savings and retirement plans, practices, policies and programs of the Bank to the same extent as the other executive officers of the Bank.

                                    A. If Sbrochi's employment is terminated
                           either by the Bank Without Cause or by Sbrochi For Good Reason, as defined by Section 4, Paragraphs (c) and (d), then Sbrochi shall be entitled to a pro-rated amount (based on his partial year of employment) for all variable compensation plans that Sbrochi would have been eligible for and an active participant in if he was employed on the last day of that year. Timing of the pro-rated payout will be governed by the particular variable compensation plan documents.

                                    (d) EXPENSES. During the Contract Period,
                           Sbrochi shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in carrying out his duties under this Agreement, provided that he complies with the policies, practices and procedures of the Bank for submission of expense reports, receipts, or similar documentation of such expenses.

                                    (e) VACATION. Sbrochi shall be entitled to
                           four (4) weeks of paid vacation during each full calendar year in the Contract Period.

                                    (f) OPTIONS. Annually, Sbrochi shall be
                           granted options to purchase shares of the common stock of CNBC in an amount equal to twenty percent (20%) of his Annual Base Salary for the immediately preceding year, subject however, to the anti-dilution adjustments, as and to the extent set forth in the CNBC Bancorp 1999 Stock Option Plan and as it may be subsequently amended, restated or replaced and as set forth in any future additional stock option plans (collectively the "Plans"), and subject also to any other limitations set forth in the Plans, including the limitation on the maximum number of options to be granted each year to any one individual.

                                    (g) DISABILITY POLICY. The Bank will
                           annually reimburse Sbrochi for the premium paid by him to maintain in force an individual disability income policy. The reimbursement shall be (i) made within ten (10) days following submission by Sbrochi to the Bank of an expense report with appropriate supporting documentation and (ii) treated as compensation to Sbrochi and shall be subject to all appropriate withholdings.

         4.       TERMINATION OF EMPLOYMENT.

                  (a) DEATH OR DISABILITY. Sbrochi's employment shall terminate automatically upon his death during the Contract Period. The Bank shall be entitled to terminate Sbrochi's employment during the Contract Period due to his Disability. "Disability" means that Sbrochi has been unable, for a period of either (A) 90 consecutive calendar days or (B) an aggregate of 120 calendar days in a period of 365 consecutive calendar days, to substantially perform his material duties under this Agreement, as a result of physical or mental illness or injury. A termination of Sbrochi's employment by the Bank due to his Disability shall be communicated to him by written notice, and shall be effective on the 30th day after receipt of such notice by him (the "Disability Effective Date"), unless he returns to work and is able to substantially perform his duties in accordance with the provisions of
         Section 2 before the Disability Effective Date.


                  (b) FOR CAUSE. The Bank may terminate Sbrochi's employment during the Contract Period "For Cause." "For Cause" means:

                           (i) The continued failure of Sbrochi to substantially
                  perform the duties and responsibilities of his position; or

                           (ii) Illegal conduct or gross misconduct by Sbrochi
                  that results in material and demonstrable damage to the business or reputation of the Bank.

                           (iii) With regards to Section 4(b)(i), the Bank shall
                  be required to provide Sbrochi with written notification regarding those duties and responsibilities that it determines he has failed to substantially perform. The Bank must cite specific objectives, which it believes, would represent substantial performance and which Sbrochi must meet. Further, the Bank must provide Sbrochi with an appropriate and reasonable time frame to accomplish that substantial performance. Only upon Sbrochi's failure to meet those specific objectives within the stated time frame will there be a right to terminate "For Cause" under Section 4(b)(i).

                           Any act or failure to act by Sbrochi that is based
                  upon authority given him pursuant to a resolution duly adopted by the Boards, or the advice of counsel for the Bank, shall be conclusively presumed to be done, or omitted to be done, by Sbrochi in good faith and in the best interests of the Bank, and shall not give rise to a termination For Cause under this Paragraph. Sbrochi's termination For Cause shall be effective immediately unless the Bank states otherwise.

                  (c) WITHOUT CAUSE. The Bank may terminate Sbrochi's employment during the Contract Period "Without Cause." "Without Cause" means:

                           (i) Termination of Sbrochi's employment during the
                  Contract Period by the Bank for any reason other than For Cause, Death or Disability.

                  (d) FOR GOOD REASON. Sbrochi's employment may be terminated by him during the Contract Period "For Good Reason." "For Good Reason" means:

                           (i) The assignment to Sbrochi of any duties
                  inconsistent in any material respect with Paragraph (a) of
                  Section 2 of this Agreement, or any other action by the Bank that results in a material diminution in his position, authority, duties or responsibilities, other than an isolated or an insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Bank within a reasonable period of time after receipt of written notice thereof from Sbrochi; or

                           (ii) Any material breach of this Agreement by the
                  Bank, other than an isolated or an insubstantial and inadvertent breach that is not taken in bad faith and is remedied by the Bank within a reasonable period of time after receipt of written notice thereof from Sbrochi. A material breach shall include, but not be limited to, a failure by the Bank to comply with any provision of
                  Section 3 or Paragraph (c) of Section 10 of this Agreement.

                           (iii) A termination of employment by Sbrochi For Good
                  Reason shall be communicated to the Bank by written notice ("Notice of Termination For Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Bank that constitutes For Good Reason and the specific provision(s) of this Agreement on which Sbrochi relies. A termination of employment by Sbrochi under Section 4(d) shall be effective on the fifth (5th) business day following the date when the Notice of Termination For Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than thirty (30) days after the notice is given) which is agreed to by the Chief Executive Officer or Board.

                  (e) WITHOUT GOOD REASON. Sbrochi's employment may be terminated by him during the Contract Period "Without Good Reason." "Without Good Reason" means:

                           (i) Termination by Sbrochi of his employment during
                  the Contract Period for any reason other than those cited under For Good Reason.

                  (f) NO WAIVER. The failure to set forth any fact or circumstance in a Notice of Termination For Cause or a Notice of Termination For Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

                  (g) DATE OF TERMINATION. The "Date of Termination" means the date of Sbrochi's death, the Disability Effective Date, or the date on which the termination of Sbrochi's employment by the Bank or by Sbrochi is effective, as the case may be.

         5.       OBLIGATIONS OF THE BANK UPON TERMINATION.

                  (a) "WITHOUT CAUSE" OR "FOR GOOD REASON". If Sbrochi's employment is terminated during the Contract Period either by the Bank Without Cause as provided in Paragraph (c) of Section 4, or by Sbrochi For Good Reason as provided in Paragraph (d) of Section 4, the Bank shall pay the amounts described in Subparagraphs (i)(A), (i)(B), and
         (i)(C) below to Sbrochi or in the case of his death after commencement of payments, to his estate or beneficiary, and shall continue the benefits described in Subparagraph (ii) below until the completion of the payment of the amounts described in Subparagraph (i)(B) below:

                           (i) The amounts to be paid are as follows:

                                    A. Sbrochi's accrued but unpaid cash
                           compensation (the "Accrued Obligations"), which shall equal any portion of his Annual Base Salary through the Date of Termination that has not yet been paid;
                           (2) any compensation previously deferred by Sbrochi (together with any accrued interest or earnings thereon) that has not yet been paid; and (3) any accrued but unpaid vacation pay; and

                                    B. SEVERANCE: If Sbrochi has been employed
                           for less than three (3) years from his Original Hire Date, then severance payments will be calculated on an annual basis and paid on a monthly basis, beginning one (1) month following the Date of Termination, and continuing for a total of twelve
                           (12) consecutive months. The monthly amount shall be determined by multiplying

                           Sbrochi's Annual Base Salary for the calendar year in which the Date of Termination occurs by a factor of one (1.0), then dividing by a factor of twelve (12). If Sbrochi has been employed for three (3) years or more from his Original Hire Date, then severance payments will be calculated on an annual basis and paid on a monthly basis, beginning one (1) month following the Date of Termination, and continuing for a total of eighteen (18) consecutive months. The monthly amount shall be determined by multiplying Sbrochi's Annual Base Salary for the calendar year in which the Date of Termination occurs by a factor of one and one half (1.5), then dividing by a factor of eighteen (18).

                                             1. If after Sbrochi's Date of
                                    Termination, Sbrochi obtains new employment that would be considered in conflict with the restrictive covenant defined by Paragraph (a) of Section 9, then Sbrochi must notify the Bank in writing within 15 days of beginning such new employment. In such notice is received and verified, the Bank will reduce the remaining months of the Restriction Period to zero, and in return Sbrochi will accept a modification to the Severance payout, defined above in Subparagraph (i)(B), to be reduced to 50% of the remaining present value, that will be payable within 30 days of receipt of notice in a lump sum amount, unless payment amount and frequency is modified by Subparagraph
                                    (iii) below. All other Paragraphs of Section
                                    9 will remain unchanged.

                                    C. Amounts accrued and vested under the
                           Deferred Compensation Agreement dated October 8, 2001, attached as Exhibit B.

                           (ii) The benefits to be continued are benefits to
                  Sbrochi and/or his family at least as favorable as those that would have been provided to them under Paragraph (c)(i) of
                  Section 3 of this Agreement if Sbrochi's employment had continued until the completion of the payments of the amounts described in Subparagraph (i)(B) above; provided, however, that during any period when Sbrochi is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Bank under this subparagraph may cease. The foregoing notwithstanding, if the Bank is unable to continue to provide medical, life or disability benefits to Sbrochi and/or his family on account of his or their ceasing to be eligible for those benefits under the terms of the applicable plan or policy, then the Bank will pay to Sbrochi and/or his family on a monthly basis the cost of providing medical, life and disability insurance of substantially equal or better coverage.

                           (iii) If the payments provided under this Agreement
                  would constitute a "parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), such payments shall be reduced to the largest amount as will result in no portion of the benefit under Paragraph 5(a) being subject to the excise tax imposed by Section 4999 of the Code or being disallowed as deductions to the Bank under Section 280G of the Code.

                  (b) "FOR CAUSE" OR "WITHOUT GOOD REASON". If Sbrochi's employment is terminated during the Contract Period by the Bank For Cause as provided in

         Paragraph (b) of Section 4, or by Sbrochi Without Good Reason as provided in Paragraph (e) of Section 4, then he shall be entitled to be paid the amounts described in Paragraph 5(a)(i)(A) and 5(a)(i)(C) only.

         6.       NON-EXCLUSIVITY OF RIGHTS.

                  Nothing in this Agreement shall prevent or limit Sbrochi's continuing or future participation in any plan, program, policy or practice provided by the Bank or any of its affiliated companies for which he may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as Sbrochi may have under any contract or agreement with the Bank. Vested benefits and other amounts that Sbrochi is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with the Bank on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

         7.       FULL SETTLEMENT.

                  The Bank's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Bank may have against Sbrochi or others. In no event shall Sbrochi be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Sbrochi under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether Sbrochi obtains other employment so long as such other employment does not conflict with the obligations set forth in Section 9 below.

         8.       CONFIDENTIAL INFORMATION.

                  Sbrochi shall hold in a fiduciary capacity for the benefit of the Bank all secret or confidential information, knowledge or data relating to the Bank or any company affiliated therewith and their respective businesses that he obtains during his employment by the Bank and that is not public knowledge (other than as a result of Sbrochi's violation of this Section 8) ("Confidential Information"). Sbrochi shall not communicate, divulge or disseminate Confidential Information at any time during or after his employment with the Bank, except with the prior written consent of the Bank or as otherwise required by law or legal process.

         9.       NONCOMPETITION; NONSOLICITATION.

                  (a) If Sbrochi has been employed less than three (3) years from his Original Hire Date, then during the Contract Period and during the twelve (12) month period following the termination of his employment with the Bank (the "Restriction Period"), Sbrochi shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of one percent (1%) of the outstanding voting shares of any company) that is, or intends to be, engaged in any business which is in competition with the business of the Bank or any of its subsidiaries in any geographic area in which the Bank or any of its subsidiaries operates an office which employs at least one (1) person (a "Competitor"). The restrictive covenant set forth in this

         Paragraph (a) shall not apply, however, if the termination of Sbrochi's employment is on account of the Bank exercising its right to terminate his employment under Paragraph (a) of Section 4 in the event of his Disability.

                  If Sbrochi has been employed for three (3) or more years from his Original Hire Date, then the Restriction Period will be eighteen
         (18) months following the Date of Termination.

                  If Sbrochi's Termination is either by the Bank Without Cause or by Sbrochi With Good Reason, then the Restriction Period set forth in this Paragraph (a) may be modified as defined by Paragraph
         (a)(i)(B)(1) of Section 5.

                  (b) If Sbrochi has been employed less than three (3) years from his Original Hire Date, then during the Contract Period and during the eighteen (18) month period following the termination of his employment with the Bank (the "Nonsolicitation Period"), Sbrochi shall not, directly or indirectly, encourage or solicit, or assist any other person or firm in encouraging or soliciting, any person that during the two year period preceding such termination of his employment with the Bank is or was engaged in a business relationship with the Bank or any of its subsidiaries to terminate its relationship with the Bank or any of its subsidiaries or to engage in a business relationship with a Competitor. The restrictive covenant set forth in this Paragraph (b) shall not apply, however, if the termination of Sbrochi's employment is on account of the Bank exercising its right to terminate his employment under Paragraph (a) of Section 4 in the event of his Disability.


                  If Sbrochi has been employed for three (3) or more years from his Original Hire Date, then the Nonsolicitation Period will be for twenty-four (24) months following the Date of Termination.

                  (c) During the Nonsolicitation Period, Sbrochi will not, except with the prior written consent of the Bank, directly or indirectly, induce any employee of the

         Bank or any of its subsidiaries to terminate employment with such entity, and will not, directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment or cause employment to be offered to any person who is or was employed by the Bank or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

                  (d) Promptly following his termination of employment, Sbrochi shall return to the Bank all property of the Bank, and all copies thereof in his possession or under his control, including, without limitation, all Confidential Information in whatever media such Confidential Information is maintained.

                  (e) Sbrochi acknowledges and agrees that the Restriction Period and the Nonsolicitation Period and the matters and territories covered thereby are fair and reasonable and the result of negotiation, and further acknowledges and agrees that the covenants and obligations of him in Section 8 and this Section 9 with respect to noncompetition, nonsolicitation, confidentiality and Bank property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Bank irreparable injury for which adequate remedies are not available at law. Therefore, Sbrochi agrees that the Bank shall be entitled to an injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain him from committing any violation of such covenants and obligations. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Bank may have at law or in equity.

         10.      SUCCESSORS.

                  (a) This Agreement is personal to Sbrochi and shall not be assignable by him otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Sbrochi`s legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and assigns.

                  (c) The Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise (an "Acquisition")) to all or substantially all of the business and/or assets of the Bank expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would have been required to perform it if no such succession had taken place. As used in this Agreement, "Bank" shall mean both the Bank as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

         11.      MISCELLANEOUS.

                  (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         IF TO SBROCHI:

                  Mark Sbrochi
                  3365  Anchorage Lane
                  Hilliard, OH  43026


         IF TO THE BANK:

                  Commerce National Bank
                  100 East Wilson Bridge Road
                  Worthington, OH  43085

                  Attention:  Chief Executive Officer

         Or to such other address as either party furnishes to the other in writing in accordance with this paragraph. Notices and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or lack of enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) Notwithstanding any other provision of this Agreement, the Bank may withhold from amounts payable under this Agreement all Federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

                  (e) Sbrochi's or the Bank's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of Sbrochi to terminate employment For Good Reason pursuant to Paragraph (d) of
         Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

         IN WITNESS WHEREOF, Sbrochi has hereunto set his hand and, pursuant to the authorization of their Board of Directors, CNB and CNBC have caused this Agreement to be executed in their name on their behalf, all as of the day and year first above written.

COMMERCE NATIONAL BANK                        Mark Sbrochi, INDIVIDUAL



By:                                           By:
   ----------------------------                  -------------------------------
Thomas D. McAuliffe                                    Mark Sbrochi
Chief Executive Officer and President



CNBC BANCORP



By:
   -----------------------------------------
Thomas D. McAuliffe
Chairman

                   EXHIBIT A - EXAMPLE OF BASE SALARY INCREASE



                                                     2002              2003             2004              2005          2006
Example Diluted Earnings per Share:                 $1.75             $2.15            $1.61             $2.25          $2.68

Percentage Increase/ (Decrease):                                      22.86%          (25.12%)           39.75%         19.11%

Base Salary Increase:                                                 11.43%            0.00%             7.32%          9.56%

Resulting Minimum Base Salary:                   $115,500          $128,702         $128,702          $138,123       $151,328

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                              EXHIBIT C - BENEFITS



Commerce National Bank 401(k) Savings Plan and Trust
Medical and Prescription Plan Insurance
Medical Flexible Spending Account
Dental, Vision and Well-Care Reimbursement Plan
Group Life and Accidental Death and Dismemberment (AD&D) Insurance Voluntary Life and Accidental Death and Dismemberment (AD&D) Insurance Bank Short Term Disability Plan
Group Long Term Disability Insurance
Health Club Reimbursement